Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Verano Holdings Corp.

We hereby consent to the incorporation by reference in this Registration Statement of Verano Holdings Corp. on Form S-3 of our report dated March 12, 2026 relating to the consolidated financial statements of Verano Holdings Corp. and the effectiveness of Verano Holdings Corp.’s internal control over financial reporting appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2025.

We further consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP

Irvine, California

July 8, 2026